Registration Statement No. 333-264461

Registration Statement No. 333-268850

Registration Statement No. 333-281351

Registration Statement No. 333-283080

Registration Statement No. 333-289384

As filed with the Securities and Exchange Commission on October 6, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-264461

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-268850

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-281351

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-283080

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-289384

UNDER

THE SECURITIES ACT OF 1933

Warner Bros. Discovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2333914
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Park Avenue South New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Warner Bros. Discovery, Inc. Stock Incentive Plan

Warner Bros. Discovery, Inc. 2013 Incentive Plan

Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan

Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan

Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan

Warner Bros. Discovery Supplemental Retirement Plan

(Full Title of the Plans)

Stephanie Kyoko McKinnon

General Counsel and Secretary

Skydance Corporation

1515 Broadway

New York, New York 10036

(Name and Address of Agent for Service)

(212) 258-6000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On October 6, 2026 (the “Closing Date”), Warner Bros. Discovery, Inc. (“WBD” or the “Company”) and Skydance Corporation (f/k/a Paramount Skydance Corporation) (“SKYD”) completed the previously disclosed transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 27, 2026 (the “Merger Agreement”), by and among WBD, SKYD, and Prince Sub Inc., a wholly owned subsidiary of SKYD (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into WBD, with WBD surviving as a wholly owned subsidiary of SKYD (the “Merger”). Pursuant to the Merger Agreement, each share of WBD’s Series A common stock, par value $0.01 per share (“Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) was automatically converted into the right to receive an amount in cash equal to $31.01666668, without interest.

These post-effective amendments (the “Post-Effective Amendments”) remove from registration any and all shares of Common Stock remaining unsold or otherwise unissued and any other securities issuable by the Company under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement”, and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock and certain other securities offered under certain employee benefit and equity plans and agreements:

•

Registration Statement on Form S-8 (No. 333-264461), filed with the Commission on April 22, 2022, pertaining to the registration of 135,000,000 shares of Common Stock, relating to the Warner Bros. Discovery, Inc. Stock Incentive Plan; 94,053,640 shares of Common Stock, relating to the Warner Bros. Discovery, Inc. 2013 Incentive Plan; 8,136,719 shares of Common Stock, relating to the Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan; and 7,004,147 shares of Common Stock, relating to the Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-268850), filed with the Commission on December 16, 2022, pertaining to the registration of 2,500,000 shares of Common Stock, relating to the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan.

•

Registration Statement on Form S-8 (No. 333-281351), filed with the Commission on August 7, 2024, pertaining to the registration of 125,000,000 shares of Common Stock, relating to the Warner Bros. Discovery, Inc. Stock Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-283080), filed with the Commission on November 8, 2024, pertaining to the registration of $250,000,000 in deferred compensation obligations, relating to the Warner Bros. Discovery Supplemental Retirement Plan.

•

Registration Statement on Form S-8 (No. 333-289384), filed with the Commission on August 7, 2025, pertaining to the registration of 25,000,000 shares of Common Stock, relating to the Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 6, 2026.

Warner Bros. Discovery, Inc.

By:	/s/ Stephanie Kyoko McKinnon
Name: Stephanie Kyoko McKinnon
Title: Executive Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.